Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to the Employment Agreement dated as of January 26, 2001 (the “Employment Agreement”) between SAFECO Corporation (“SAFECO”) and Michael S. McGavick (“Employee”) is made on this 12th day of December, 2002.

WHEREAS, SAFECO and Employee have entered into the Employment Agreement;

WHEREAS, Employee has requested a reduction in the amount of Employee’s termination payments as originally specified in the Employment Agreement; and

WHEREAS, SAFECO has agreed to make such change and the parties agree that it is appropriate to make related changes to Employee’s noncompetition and nonsolicitation obligations;

NOW, THEREFORE, the parties agree as follows:

1. TERMINATION PAYMENTS

The annual base salary portion of the termination payments is amended from three years’ to one years’ annual base salary throughout Section 6.1 of the Employment Agreement, and such Section shall read as follows:

6.1 Termination by SAFECO

If SAFECO terminates Employee’s employment without Cause prior to the third anniversary of the Effective Date: (i) Employee shall be entitled to receive (a) termination payments equal to one years’ annual base salary and target bonus and (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective; and (ii) if Employee is terminated by SAFECO for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (i)(b) above. If SAFECO terminates Employee’s employment without Cause after the third anniversary but before the fifth anniversary of the Effective Date, Employee shall receive (a) termination payments equal to one years’ annual base salary (at the annual rate then in effect), and (b) an amount equal to the amount set forth in clause (i)(b) above. Except as provided above, Employee’s rights upon termination of employment will be governed by SAFECO’s standard policy and practice, or as determined by the Board of Directors or a committee thereof. The termination payments are payable contingent upon Employee’s resignation from SAFECO’s Board of Directors and execution of a waiver and release of claims arising out of his employment and/or the termination of his employment with SAFECO.

2. NONCOMPETITION AND NONSOLICITATION TIME PERIOD

The three year time period set forth in Section 7.2 of the Employment Agreement is amended to one year, and such Section shall read as follows:

7.2 Scope of Competition

Employee agrees that he will not, directly or indirectly, during his employment and for a period of one year from the date on which his employment with SAFECO terminates for any reason, or this Agreement expires, be employed by, consult with, be a director of or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A “Competitor” shall include any entity which, directly or indirectly, competes with SAFECO or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed, by SAFECO or the feasibility for production of which SAFECO is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by SAFECO, in each case within the geographical area of the United States, unless released from such obligation in writing by SAFECO’s Board of Directors. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing in this Agreement shall prevent the purchase or ownership by Employee of shares which constitute less than one percent of the outstanding equity securities of a publicly or privately held corporation, if Employee had no other relationship with such corporation.

3. EFFECT UPON REMAINDER OF EMPLOYMENT AGREEMENT

Except as modified by this Amendment, the Employment Agreement remains in full force and effect, and unless specifically referenced in this Amendment, all other terms and provisions of the Employment Agreement remain unchanged. In the event of any inconsistency between this Amendment and the Employment Agreement regarding the specific subject matter of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SAFECO Corporation		Michael S. McGavick

By	/S/ WILLIAM G. REED, JR.	/S/ MICHAEL S. MCGAVICK
William G. Reed, Jr. Chairman of the Board of Directors

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